EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form SB-2, of our report dated April 25, 2006, with respect to our audit of the consolidated balance sheet of Access Pharmaceuticals, Inc. and Subsidiaries, as of December 31, 2005, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the two years then ended, which report appears in the Registration Statement. We also consent to the reference to our firm under the captions "Experts" and "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in such Registration Statement.

/s/ Grant Thornton LLP

Dallas, Texas
December 10, 2007